COMPANY CONTACT: Doug Atkinson Manager – Investor Relations (281) 874-2700, (800) 777-2412	FOR IMMEDIATE RELEASE

Swift Energy Elects Not to Make Senior Notes Interest Payment and Continues Negotiations With Bondholder Group
HOUSTON, December 1, 2015 – Swift Energy Company (NYSE: SFY) (“Swift Energy” or the “Company”) today announced that, although it has current liquidity sufficient to make the $8.9 million semi-annual interest payment due December 1, 2015, on its outstanding $250 million principal amount of 7.125% Senior Notes due 2017 (the “Notes”), it has elected not to do so. Non-payment of this interest is not an event of default under the indenture governing the Notes, but would become an event of default if the payment is not made within 30 days.
As the Company has previously disclosed, it is engaged in ongoing negotiations with a group of holders of its outstanding senior notes (including the Notes) regarding restructuring those senior notes, along with possible avenues for increasing its near-term liquidity, with no understanding reached to date. The outcome and timing of the negotiations cannot be predicted at this time.
Upon an event of default under the Notes indenture, the trustee or holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare the principal amount of the Notes plus accrued and unpaid interest to be immediately due and payable. An event of default under the Notes would also result in cross defaults under the Company’s other outstanding senior notes and its revolving credit facility.
As of November 30, 2015, outstanding borrowings (including outstanding letters of credit) under the Company’s revolving credit facility totaled $330 million. The Company is continuing to pay suppliers and trade creditors and fund current operations on an ongoing basis.
The Company has retained Lazard to advise the Company’s management and Board of Directors with respect to realigning its balance sheet, in addition to addressing financing alternatives and enhancing its liquidity profile. The Company has also hired the law firm of Jones Day to serve as its restructuring counsel and Alvarez & Marsal North America, LLC to serve as the Company’s financial advisor.

About Swift Energy Company
Swift Energy Company, founded in 1979 and headquartered in Houston, engages in developing, exploring, acquiring and operating oil and gas properties, with a focus on the Eagle Ford trend of South Texas and, to a lesser extent, the onshore and inland waters of Louisiana.
Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections, or other statements contained herein or implied by this press release, other than statements of historical fact, are forward-looking statements. These forward-looking statements relate, in part, to the outcome of the Company’s negotiations with its bondholders, the risks relating to the possible restructuring of the Company’s balance sheet and enhancing of its liquidity, including whether or not the Company will be successful in doing so, and the sufficiency of the Company’s current liquidity sources to fund its current operations. These statements are based upon assumptions that are subject to change and to risks in the Company’s business. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the Company’s business are set forth in the filings of the Company with the Securities and Exchange Commission.

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